STOCK REPURCHASE AGREEMENT


     This Stock Repurchase Agreement, dated as of September 4, 1996 (the "Agreement"), is made and entered into by Fred Meyer, Inc., a Delaware corporation (the "Company"), and FMI Associates Limited Partnership, a Delaware limited partnership ("FMA").

                                  RECITALS

     1. FMA owns 9,133,597 shares (the "Shares") of the Common Stock of the Company and holds options (the "Options") to acquire 1,566,441 shares (the "Option Shares") of the Common Stock of the Company.

     2. FMA wishes (i) to sell a portion of the Shares to the Company and
(ii) to sell a portion of the remaining Shares to selected underwriters for the purpose of the resale of such Shares (the "Public Sale Shares") to the public in an underwritten public offering.

     3. The Company wishes to repurchase the maximum number of Shares permitted to be purchased by it under this Agreement so long as the aggregate purchase price for such Shares does not exceed $70,000,000.

     4. Pursuant to the Registration Rights Agreement between the Parties, the Company has undertaken to file a Registration Statement with the Securities and Exchange Commission (the "SEC") for the underwritten public offering of the Public Sale Shares at the Company's expense.


                                 AGREEMENT

     The Parties hereto agree as follows:

     1. Registration and Sale of Shares to Public; Public Sale Shares. The Company will register 4,000,000 of its shares of Common Stock with the SEC for sale to the public by FMA in an underwritten public offering (the "Public Offering").

     2. Repurchase by the Company; Purchase Price. At the Closing of the Public Offering, the Company will repurchase from FMA (the "Repurchase") the number of Shares determined by dividing $70,000,000 by the price per share at which the Public Sale Shares have been purchased by the several underwriters pursuant to the Underwriting Agreement entered into with respect thereto, rounded down to the nearest one thousand shares (the "Repurchase Shares"). The Company will pay to FMA for the Repurchased Shares an amount per share equal to the price per share at which the Public Sale Shares have been purchased by the several underwriters pursuant to the Underwriting Agreement (the "Purchase Price"). (The Purchase Price is also equal to the Initial Public Offering Price of

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the Public Sale Shares less Underwriting Discount as set forth in the final prospectus for the Public Sale Shares.) The Purchase Price shall be paid in immediately available funds by wire transfer to an account of FMA designated by FMA not less than two business days prior to the Closing.

     3. Closing. The closing (the "Closing") of the Repurchase shall occur on the same date and at the same time and place as the closing of the sale of the Public Sale Shares.

     4. Conditions. The obligation of the Company to complete the Repurchase is subject to the following conditions:

          (a) Sale of Public Sale Shares. The closing of the sale of the Public Sale Shares shall have occurred.

          (b) Completion of Sale Leaseback Transaction. The pending sale and leaseback transaction by the Company of ten of its stores shall have been completed.

     5. FMA Representations and Warranties.

          (a) Organization. FMA is duly organized and validly existing under the laws of the State of Delaware. FMA has all requisite partnership power and authority to carry on its business as now conducted.

          (b) Authorization. FMA has taken all action necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes FMA's valid and legally binding obligation, enforceable in accordance with its terms, subject to bankruptcy and other laws of general application affecting the rights and remedies of creditors and the availability of equitable remedies, including specific performance.

          (c) Ownership of the Shares. FMA has, and at the time of the Closing will have good title to the Repurchase Shares; has, and at the Closing will have, full, complete and unrestricted legal right, power and authority to assign, transfer and deliver the Repurchase Shares pursuant to this Agreement; and upon the delivery of and payment for the Repurchase Shares pursuant to the provisions of this Agreement the Company will receive good title thereto, free and clear of all liens, claims, encumbrances, rights and restrictions of every kind.

     6. Company's Representations and Warranties.

          (a) Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as now conducted and to purchase the Repurchase Shares pursuant to this Agreement.

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          (b) Authorization. The Company has taken all corporate or other action necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the Company's valid and legally binding obligation, enforceable in accordance with its terms, subject to bankruptcy and other laws of general application affecting the rights and remedies of creditors and the availability of equitable remedies, including specific performance.

     7. Miscellaneous Matters.

          (a) Succession. This Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, personal representatives, successors and assigns.

          (b) Severability. If any provision of this Agreement is found to be unenforceable, the remaining provisions shall nevertheless be enforceable and shall be construed as if the unenforceable provisions were deleted.

          (c) Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of the Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court and, if any appeal is taken from any decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

          (d) Integrated Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject thereof, and there are no agreements, understandings, restrictions, warranties or representations between the parties with respect to the subject hereof other than those set forth herein or herein provided for.

          (e) Law of Agreement. This Agreement shall be interpreted under and enforced in accordance with the laws of the State of Oregon.

          (f) Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

          (g) Counterparts. This Agreement may be executed in two or more counterparts and shall be effective when each party has executed at least one of the counterparts notwithstanding that all parties have not executed the same counterpart.

          (h) Waivers. Any of the terms and conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof; but a waiver in one instance shall not be deemed to constitute a waiver in any other instance.

          (i) Expenses. The Company will pay the expenses of FMA incurred by it with respect to the Repurchase up to a maximum of $8,500.

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          (j) Limited Recourse. No partner of FMA or of the general partner of FMA shall have any personal liability for the performance of any of FMA's obligations hereunder and any liability or obligation of FMA arising hereunder shall be limited to and satisfied only out of the property of FMA.


                             FRED MEYER, INC.


                             By  KENNETH THRASHER
                                -------------------------------------


                             FMI ASSOCIATES LIMITED PARTNERSHIP

                             By KKR Associates, General Partner


                             By  MICHAEL W. MICHELSON
                                -------------------------------------

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